UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 10, 2006
HUMAN GENOME SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-022962 (Commission File Number)	22-3178468 (IRS Employer Identification No.)
14200 Shady Grove Road, Rockville, Maryland 20850-7464
(Address of principal executive offices)                     (ZIP Code)
Registrant’s telephone number, including area code: (301) 309-8504

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement.
     Item 5.02 is incorporated herein by reference.
Section 5 — Corporate Governance and Management
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On July 10, 2006, Human Genome Sciences, Inc. (the “Company”) announced that Timothy C. Barabe has been named the Company’s new Senior Vice President and Chief Financial Officer, effective July 10, 2006. Mr. Barabe will be entitled to an annual base salary of $340,000. In addition, Mr. Barabe will be eligible for a discretionary performance bonus of up to 40% of his base salary for the balance of 2006. After 2006, Mr. Barabe may be eligible for an annual bonus as determined by the Board of Directors. Mr. Barabe will also be entitled to receive grants of stock options or other equity-based awards as determined by the Board of Directors and a relocation reimbursement payment of $100,000. Mr. Barabe will serve as an at will employee and either Mr. Barabe or the Company may terminate Mr. Barabe’s employment at any time. If the Company terminates Mr. Barabe’s employment without cause, Mr. Barabe will be entitled to receive his base salary for a period of up to 12 months. Upon his hiring, Mr. Barabe will be granted an option to acquire 260,000 shares of the Company’s common stock at an exercise price equal to the fair market value on the date of the grant. The option will vest over four years, with 25% vesting on July 10, 2007 and the remainder vesting monthly thereafter.
     In July 1998, the Company established a Key Executive Severance Plan for certain of its key employees. Pursuant to the Key Executive Severance Plan, the Company will enter into an agreement with Mr. Barabe to provide that in the event Mr. Barabe’s employment is terminated by the Company without cause or terminated by Mr. Barabe for good reason, in either case within 18 months of a Change in Control (as defined in the Key Executive Severance Plan), the Company shall make a cash payment to Mr. Barabe equal to 1.5 times the sum of Mr. Barabe’s annual salary plus bonus and Mr. Barabe will be entitled to continue to participate in the Company’s group medical, dental, life and disability programs for a period of 18 months at the same rates applicable to Mr. Barabe during his employment. In addition, the Key Executive Severance Plan provides that upon a Change in Control, all option grants will vest unless the options are assumed or replaced in connection with the Change in Control and the assumed or replacement options will vest in the event Mr. Barabe’s employment is terminated without cause or Mr. Barabe resigns for good reason, in either case within 18 months of the Change in Control. As a condition to participation in the Key Executive Severance Plan, Mr. Barabe will be subject to certain confidentiality and non-solicitation provisions.
     Mr. Barabe has held a broad range of financial and strategic roles in the life sciences and healthcare industries. Most recently, Mr. Barabe was with Regent Medical Ltd., a U.K.-based privately owned surgical supply company where he served as Chief Financial Officer from 2004-2006. Prior to joining Regent, Mr. Barabe served with Novartis AG from 1982-2004, in a succession of senior executive positions in finance, general management, and strategic planning, including Chief Financial Officer of the Sandoz Generics Business Unit (Vienna, Austria), President of the CIBA Vision Corporation Specialty Lens Business Franchise, Group Vice President and Chief Financial Officer of CIBA Vision Corporation, and Director of Corporate Finance, Ciba-Geigy Corporation (subsequently acquired by Novartis AG). He previously held positions with Olin Corporation. Mr. Barabe received his MBA in Finance from the University of Chicago and his BBA in Finance from the University of Massachusetts. He is a member of the Board of Directors of ArQule, Inc.
     Effective July 10, 2006 Barry A. Labinger will cease serving as Chief Financial Officer but will continue as the Company’s Executive Vice President and Chief Commercial Officer. The Company awarded a bonus of $91,000 to Mr. Labinger for his services as interim Chief Financial Officer. The Company also accelerated the payment of the remaining $109,000 bonus contemplated by Mr. Labinger’s offer letter from August 2006 to July 2006.
Section 9 — Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits.
(c)    Exhibits.
          99.1     Press Release dated July 10, 2006.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMAN GENOME SCIENCES, INC.
/s/ James H. Davis, Ph.D.
Name:	James H. Davis, Ph.D.
Title:	Executive Vice President, General Counsel and Secretary

Date: July 11, 2006

INDEX TO EXHIBITS

Exhibit No. Exhibit 99.1	Description Press Release dated July 10, 2006.